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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incentive Stock Option Plan, the Supplemental Nonemployee Stock Option Plan, the 1987 Supplemental Stock Option Plan, and the 1987 Employee Stock Participation Plan of Maxim Integrated Products, Inc. of our report dated August 5, 1994, with respect to the consolidated financial statements of Maxim Integrated Products, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                                /s/  ERNST & YOUNG LLP

San Jose, California
February 24, 1995